State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 09/30/2013
FILED 04:58 PM 09/30/2013
SRV 131145133 - 4206892 FILE

STATE of DELAWARE
CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION
OF
POWER OF THE DREAM VENTURES, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. That Article 4 of the Certificate of Incorporation of Power of the Dream Ventures, Inc. (the "Corporation") has been amended to read, in its entirety, as follows:

"FOURTH: (a) The total number of shares of stock the Company shall have authority to issue is One Hundred Ten Million (110,000,000); of which One Hundred Million (100,000,000) shall be common stock, par value $0.001 per share and Ten Million (10,000,000) of which shall be preferred stock $0.001 per share. Subject to the limitations prescribed by law, the board of directors of the Company is hereby authorized to issue the preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors. Subject to the powers, preferences, and rights of any series of preferred stock, having any preference or priority over, or rights superior to, the common stock shall have and possess all powers and voting and other rights pertaining to the stock of this Company and each share of common stock shall be entitled to one vote.

(b) There is hereby created a class of two million (2,000,000) shares of Series A Preferred Stock, par value $001 per share (the "Series A Preferred"), having the following characteristics:

(i) each Series A Preferred share shall have seventy (70) votes and shall vote together with the shares of the Company's common stock on all matters presented to the Company shareholders for a vote;

(ii) each share of Series A Preferred shall participate in all distributions or dividends of the Company on an "as if" fully converted basis except that (1) in the event of any stock dividend or other equity distribution by the Company of (1) its own shares or (2) of the shares of common stock or other form of equity, such as but not limited to warrants, options or rights, of any other corporation or entity that are owned by the Company, each Series A Preferred share shall receive fifteen (15) shares of common stock or the equivalent in any other form of equity, and (2) on liquidation of the Company the holder of each Series A Preferred share shall first be paid the par value of the share of Series A Preferred, and then participate on an "as if" fully converted basis with all holders of issued and outstanding shares of common stock participating in the liquidating distribution, in full satisfaction of all liquidation preferences under the Amendment;

(iii) each share of Series A Preferred shall not be entitled to any right of redemption;

(iv) each share of Series A Preferred shall not be entitled to pre-emptive right with respect to any subsequent issue of securities by the Company;

(v) each holder of a Series A Preferred share shall be entitled to receive all Company reports sent to the holders of the Company's common stock;

(vi) each share of Series A Preferred shall bear a restricted legend prohibiting sale, transfer or other disposition of the shares represented by the certificate except in accordance with all applicable Federal and state securities laws.

(c) There is hereby created a class of one million (1,000,000) shares of Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred"), having the following characteristics:

(i) each Series B Preferred share shall have two (2) votes and shall vote together with the shares of the Company's common stock on all matters presented to the Company shareholders for a vote;

(ii) each share of Series B Preferred shall not be convertible;

(ii) each share of Series B Preferred shall (1) be deemed the equivalent of and be deemed to be two (2) shares of the Company's common stock for the purpose of calculating the participation of the Series B Preferred in all cash distributions or stock dividends of the Company's common stock (but not any other form of equity) on a basis equal to two (2) shares of common stock for each share of Series B Preferred, and (2) on liquidation of the Company the holder of each Series B Preferred share shall first be paid the par value of the share of Series B Preferred, and then participate on an "as if" fully converted basis with all holders of issued and outstanding shares of common stock participating in the liquidating distribution, in full satisfaction of all liquidation preferences under the Amendment;

(iii) each share of Series B Preferred shall not be entitled to any right of redemption;

(iv) each share of Series B Preferred shall not be entitled to pre-emptive right with respect to any subsequent issue of securities by the Company;

(v) each holder of a Series B Preferred share shall be entitled to receive all Company reports sent to the holders of the Company's common stock;

(vi) each share of Series B Preferred shall bear a restricted legend prohibiting sale, transfer or other disposition of the shares represented by the certificate except in accordance with all applicable Federal and state securities laws."

2. That the Board of Directors (the "Board") of the Corporation authorized and approved the foregoing amendment by unanimous written consent of the Board on August 22, 2013 and September 30, 2013, respectively, declaring said amendment to be advisable and presented to the stockholders of the Corporation for consideration thereof.

3. That thereafter, the holder of the majority of the total voting power of all issued and outstanding voting capital of the Corporation authorized the amendment by written consent on August 22, 2013 and September 30, 2013, respectively.

4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 30th day of September 2013.

/s/ Viktor Rozsnyay
Viktor Rozsnyay, CEO

4825-8273-1286, v. 1